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                                                                   EXHIBIT 10.15


                        UNITED SEMICONDUCTOR CORPORATION
                            WAFER FOUNDRY PROCEDURES



        These Wafer Foundry Procedures shall apply to all foundry services and goods ordered from and/or provided by United Semiconductor Corporation ("USC") unless otherwise agreed in writing before wafer start.

1.      DELIVERY

In addition to any other remedies or rights, in the event of any delays and/or any breach of any USC written warranty, Buyer may give prompt written notice to USC, adjusting forecasted and/or ordered amounts, and/or cancelling orders for affected goods, to the extent necessary as a result of any impact of such delay on Buyer's need for such goods.


2.      PRICING AND CYCLE TIMES.

2.1 Unless otherwise agreed in writing, Wafer price and Wafer Cycle Time--the time from wafer start (and written approval of PCM specifications) to final visual inspection at USC--shall be as stated in USC's written quotation for the specific goods.

2.2 Except as to written prices quoted for quantities for delivery within one year of USC's acceptance of the purchase order involved or as otherwise agreed in a written firm price commitment, USC may change quantities, times, and prices stated in any quotation.



3.      QUALIFICATION, PILOT RUNS & QTAP

3.1 All pilot runs and runs subject to QTAP ("Quick Turn-Around Privilege") require USC's written consent.

3.2 For engineering lots, split and hold conditions will be as set by written agreement with USC, and no splits or hold conditions will be permitted without USC's written consent.

3.3 The minimum quantity of wafers for each split condition is four (4) wafers.

3.4 The minimum quantity for each pilot run is twelve (12) wafer starts. Regardless of anything to the contrary, USC's only obligation for pilot runs is that five (5) out of twelve (12) wafer starts shall meet the PCM specifications agreed upon in writing before wafer start.



4.      PRODUCTION RUNS & ON-HOLD WAFERS

4.1 Unless otherwise conspicuously stated in a purchase order accepted and signed by USC, the minimum quantity in any lot shall be 12 wafers and no staged wafer runs will be allowed in production.

4.2 Subject to the other terms and conditions herein, by conspicuous written request in Buyer's purchase order, Buyer may request staging of mask code and gate array wafers as follows:



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        a)      the purchase order must include the holding stage and forecast release date;

        b)      the minimum quantity for any stage release shall be at least six
                (6) wafers;

        c) all stage releases which have less than eighteen (18) wafers shall be subject to surcharge in an amount USC will quote;

        d) if the holding time for any step is more than four weeks, for each two week and for each partial two week period thereafter, Buyer will pay a per hold wafer surcharge equal to three percent (3%) of the total purchase order price;

        e) if any on-hold time exceeds eight weeks, Buyer will pay USC the full purchase order price plus the applicable surcharges stated above;

        f) if any on-hold time exceeds ten weeks, in addition to all other remedies, USC may scrap the staged wafers from the production line, unless before the expiration of that on-hold time USC receives written request from buyer to return the staged wafers.

4.3 Regardless of anything to the contrary, once the purchase order has been received by USC, USC will not be obligated to accept or honor orders or requests to hold wafers.

5.      RELIABILITY & QUALITY

5.1 USC will provide, upon Buyer's written request during the term of their foundry relationship, USC's available reliability and quality data regarding goods produced for Buyer for the purpose of maintaining consistent quality and reliability standards for such goods.

5.2 During the term of the foundry relationship, USC shall maintain fab and test lot traceability for goods manufactured on behalf of Buyer.

5.3 USC will promptly after discovery advise Buyer of defects and/or non-conformity in Goods already shipped to and/or in lots currently in manufacture for Buyer. During the term of their foundry relationship, USC will provide Buyer with written quarterly quality assurance reports regarding goods (if any) manufactured on behalf of Buyer in those months.

5.4 Wafer acceptance will be subject to process control monitor acceptance criteria to be mutually agreed upon on a process-by-process basis. Minimum yield and low yield lot criteria will be negotiated on a product-by-product basis. Once approved, no such Wafer Acceptance Criteria and Minimum Yield and Low Yield Lot Criteria shall be binding upon USC until in a writing signed by USC which clearly and specifically identifies the goods (by mask or product number) and processes (by USC process designation) involved. All accept/reject criteria shall be the agreed upon Wafer Acceptance and Visual Inspection Specifications and all critical dimension and process tolerances shall be solely as agreed upon in writing.

5.5 Subject to Buyer's obligations with respect to volumes committed under the ordering and forecasting procedures involved, upon receipt of Buyer's written Stop Request, USC will immediately stop shipment of goods which are subject to suspected failure to meet the criteria specified in these Wafer foundry Terms. If USC is responsible for such failure, and USC is not able to correct the matter within forty-five
        (45) days of receipt of such Stop Notice, then (i) Buyer may reject non-conforming goods, and (ii) Buyer may, without penalty (including loss of capacity),



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        cancel any then-committed but not yet shipped purchase order for such goods by sending written notice of cancellation to USC within seventy-five (75) days of the written Stop Request. Such a notice of cancellation shall be effective on receipt by USC.

5.6 If Buyer requests USC to stop shipment of any goods which Buyer is obligated to purchase, and the goods are determined in good faith by USC to have been processed in accordance with the applicable written requirements, in addition to and without waiving any other remedies, Buyer shall pay USC in full for completed goods and, in addition, for USC's reasonable direct costs for one month worth of work in progress. Under this Paragraph 5.6, payment for completed goods will be at the purchase order price, and payment for work in progress shall be pursuant to paragraph 9.7 below.

5.7 Upon written request from Buyer and subject to satisfactory arrangements for payment to USC for the reasonable costs involved, USC will perform failure analysis of goods returned to USC pursuant to USC's standard return material authorization procedures. If such analysis shows the existence of material defects in breach of applicable USC warranties, USC will not be entitled to payment for the cost of the failure analysis concerning such defects for the specific goods which were subject to them.


6.      CHANGE NOTICES & ECN PROCEDURES

6.1 After initial qualification and subject to the terms of applicable Agreements, all significant changes in the manufacturing processes and materials used by USC to fabricate goods provided to Buyer must first be approved under USC's ECN procedures. Without limiting the foregoing, during the term of the foundry relationship:

        a) USC shall give Buyer advance written notice of any proposed change(s) ("Proposed Change Notice") in materials and/or to its existing manufacturing process, which, to the best of USC's knowledge, might affect the form, fit, performance, maintainability, operation, function, reliability, interface, interconnectability, compatibility, design rules, models, or size of the chips for goods then qualified and subject to open purchase orders from Buyer.

        b) Such Proposed Change Notice shall describe the nature of the proposed change(s), including reasons for the change(s), the anticipated schedule for implementation of the change(s), and other relevant technical and logistic considerations, including without limitation quality and reliability data to the extent available.

        c) Buyer shall approve or disapprove any such proposed change promptly, but in no event may any such change be disapproved later than ten (10) business days after receipt of the Proposed Change Notice.

        d) If Buyer disapproves such proposed change within the ten business day period allowed, and if Buyer so requests, Seller will provide samples of Buyer's product(s) processed using the changed process, for Buyer's evaluation. If Buyer finds that form, fit, function or yield of the part have been negatively affected by the process change, Buyer will work with Seller to solve the problem, but in no event will Seller stop manufacturing the part in less than 18 months from the date of the process change notification unless Buyer and Seller first solve the problem. Buyer will work diligently to test its products manufactured using the changed process and will promptly advise Seller when such testing has shown satisfactory results. Upon determination



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                that the products manufactured using the changed process do not suffer from disadvantages in form, fit, function or yield as compared to products made using the original process, Seller shall be immediately relieved of its obligation to continue to manufacture products using the original process. In any event, Seller will have no obligation to continue to manufacture the product(s) using the original process upon the expiration of 18 months from the date of issuance of the Proposed Change Notice.

        e) Seller may at any time, at its discretion, and without liability to buyer, discontinue any process or technology required for the manufacture of Buyer's goods, provided however that in such event Seller gives Buyer eighteen (18) months advance written notice of such discontinuation, and subject to Buyer's compliance with these Wafer Foundry Procedures and any other agreements in place between Seller and Buyer, shall honor all purchase orders submitted by Buyer for affected goods to be manufactured during such eighteen month period. Seller shall be exempted from the provisions of this Section 6 if the change or discontinuation is the result of legal action taken against Buyer, Seller, or the goods, alleging that manufacture of the goods, or use of the process or technology, infringes third party intellectual property rights.

        f) In the event of a temporary "line down" condition which prevents Seller from manufacturing goods as contemplated, Seller will work closely with Buyer and exercise reasonable efforts to verify the problem, to minimize the adverse consequences to Buyer, and to develop and implement a corrective action plan, all within two business weeks of Seller's discovery of the condition.

6.2 After initial qualification and subject to the terms of the applicable Foundry Agreement, Buyer reserves the right to make any changes it deems appropriate to the design of goods to be fabricated for it by USC, provided however that each such change must be timely documented by Buyer through written change notices. Notwithstanding anything to the contrary, after process qualification runs for a particular design have been made and approved by USC and Buyer, any Buyer-requested changes to design, process or materials for such goods shall be subject to USC's consent (which will not be unreasonably withheld) and payment by Buyer of applicable reasonable costs, if any, related to such change.

6.3 No additional quality assurance requirements or measurements (whether cv plots, metal step coverage analysis, SEM analysis, or other) will be required except upon USC's written agreement as to the step or measurement to be performed, and Buyer's commitment to pay USC's stated costs.

7.      RETURN MATERIAL AUTHORIZATION (RMA)

Buyer will not make any returns to USC without obtaining a written Return Material Authorization (RMA). Buyer agrees to pay USC the full purchase price and all costs and charges incurred by USC in connection with any returned wafers or goods which USC determines were within USC specifications at the time of delivery to Buyer or at the time of return to USC. Generally, USC will analyze authorized returns within four (4) working weeks of receipt by USC, and promptly thereafter report on the results. Buyer agrees to cooperate in good faith with USC to resolve any problems that may arise and to promptly send USC the results of all tests and analyses concerning goods. In the event that product failures are discovered after goods have been installed and placed into use in the field, and if Seller and Buyer determine that the failures are attributable to defects in materials, processing or workmanship provided or performed by Seller, and provided that the goods involved have not been subject to abuse



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(including without limitation, repeated or extended exposure to conditions at or near the limits of applicable absolute ratings), misuse, accident, alteration, neglect, or unauthorized repair or improper application, Seller will at its option either re-work, replace, or provide credit for the nonconforming goods.



8.      INDEMNIFICATION & COOPERATION

8.1 USC and Buyer will cooperate in connection with any issue raised with respect to intellectual property rights of third parties relating to goods and/or to services under the Foundry Agreement. Without limiting the foregoing, upon written notice to the other, any Party may suspend
        (i) performance of its obligations, (ii) exercise of its rights of first refusal with respect to capacity and/or (iii) providing capacity to the extent that such Party has reasonable concerns that its future performance in connection with such matters will subject it to claims by others with respect to such matters, provided however that no such suspension will affect any obligation to pay for goods delivered and/or manufactured in whole or in part prior to the date of written notice concerning such matters. In the event that USC exercises any of its rights pursuant to this Section 9, USC will negotiate in good faith to minimize the liability of Buyer to others.

8.2 Notwithstanding anything to the contrary (whether in a written document or elsewhere), nothing contained in these Agreements or anywhere else shall be or be construed as:

        a) a warranty or representation that any manufacture, sales, use or other disposition of Goods or semiconductors to be manufactured by USC will be free from infringement of patents, utility models and/or design patents other than those under which licenses have been granted hereunder and/or except as expressly stated above:

        b) conferring any right to the other Party to use in advertising, publicity, or otherwise, any trademark, trade name or names of any Party, or any contraction, abbreviation or simulation thereof; and/or

        c) conferring by implication, estoppel or otherwise, upon any Party any license or other right under any class or type of copyright, maskwork, trademark, trade name, patent, utility model or design patent except the licenses and rights expressly granted under a written agreement signed by the Parties.

9.      TERMINATION & RELATIONSHIPS

9.1 Subject to Paragraph 9.3 below, Buyer and/or USC (collectively "the Parties") shall have the right to terminate the rights of the other Party under their applicable Agreements (and any other agreement concerning goods) by giving written notice of termination to that other Party at any time upon or after:

        a) the filing by the other Party of a petition in bankruptcy or insolvency;

        b)      any adjudication that the other Party is bankrupt or insolvent:

        c) the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;




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        d)      the appointment of a receiver for all or substantially all of the property of the other Party;

        e) the making by the other Party of any assignment for the benefit of creditors; or,

        f) the institution of any proceeding for the liquidation or winding up of the other Party's business or for the termination of its corporate charter.

9.2     Notwithstanding anything to the contrary, no termination under Paragraph
        9.1 as to such other Party shall affect the rights of the Party giving the notice of termination under the applicable Agreements and/or with respect to goods delivered and/or as to which production had begun prior to the effective date of termination. Termination pursuant to Paragraph
        9.1 shall be effective immediately upon personal delivery of the written notice, or in the case of airmail notice, five days after dispatch.

9.3     Without limiting the foregoing:

        a) If any party fails to perform or violates any material obligation under the applicable Agreements, effective upon thirty (30) days' written notice to the breaching party specifying such default (the "Default Notice"), the non-breaching party affected by such failure and/or violation may terminate the applicable Agreement (and all related agreements concerning goods) as to its responsibilities and obligations, without liability (subject to paragraphs 9.4 and 9.5 below), unless:

                i) The breach specified in the Default Notice has been cured within the thirty (30) day period, or if the breach is disputed, the amount in dispute is placed in a reasonably secure third party escrow account pending resolution of the dispute; or

                ii) The default reasonably requires more than (30) days to correct (specifically excluding any failure to pay money), and the defaulting party has begun substantial corrective action to remedy the default within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless sixty (60) days has expired from the date of the defaulting party's receipt of the Default Notice without such corrective action being completed and the default remedied.

        b) In the event of a breach of a material provision of the applicable Agreements, each of the non-breaching parties shall promptly provide in writing a detailed description of the breach to the extent it affects such party as well as any available information reasonably useful and/or necessary to enable a cure (the "Notice of Breach"). The breaching party shall meet with each such non-breaching party within seven (7) working days following receipt of this Notice of Breach, and shall submit a plan to cure the breach within twenty (20) days of receipt of such notice. The non-breaching party will accept or reject the plan in writing (giving written reasons in the event of rejection) within five days of receipt, provided however that no rejection of such a plan will be determinative as to whether a cure has been effectuated.

9.4 If Buyer terminates the applicable Agreements for any reasons stated in Paragraphs 9.1 and/or 9.3 above, USC will, if so requested in writing by
        Buyer: (i) cease all production required by Buyer's then outstanding purchase orders under the Agreements; and (ii) otherwise complete and deliver all goods pursuant to Buyer's then outstanding and accepted purchase orders and invoice Buyer for the goods.

9.5 If USC terminates this Agreement as to Buyer pursuant to Paragraphs 9.1 and/or 9.3 above, in addition to and without waiving any other remedy, USC shall be entitled to payment in full upon




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        delivery of all completed goods manufactured on behalf of Buyer under the applicable Foundry Agreement, as well as to reimbursement for all reasonable direct costs incurred for up to one month's work then in progress for Buyer.

9.6 Unless wafer processing has started, or USC has incurred engineering or tooling charges, Buyer may cancel or modify a purchase order without penalty by delivering to USC a written notice of cancellation or modification within three (3) days of USC's receipt of the original purchase order involved; provided however that no such cancellation will relieve Buyer of any obligations under any applicable Agreement signed by USC including without limitation any obligation to comply with loading commitments, forecasts and/or purchase orders.

9.7 In addition to and without waiving any other remedies, and in addition to any other charges under USC's Standard Terms and Conditions, the minimum charges for order cancellation shall be the contract price multiplied by the proportion of the relative mask step at which the wafer(s) were at the time of cancellation, plus all costs of beginning wafer materials.

9.8     In no event will Buyer have rights in partially completed goods.

9.9 Except as stated in a separate written agreement signed by duly authorized officers of USC and of Buyer, nothing in the Agreements shall prohibit Buyer from purchasing goods and/or foundry services from other suppliers, nor prohibit USC from offering wafers and/or foundry services to others or from offering products or services on its own behalf.

9.10 Nothing in the Agreements shall be deemed to create a general or limited partnership or an agency relationship between Buyer and/or USC, and Buyer and USC are independent companies. Buyers will purchase products manufactured from USC in an arm's length vendor-purchaser relationship. No party shall be entitled to act on behalf of and/or to bind any one or more of the others.

9.11 All obligations to pay monies which accrue prior to termination and/or expiration, and the provisions of the Non Disclosure Agreement and of Sections 4 through 13 of USC's Standard Terms and Conditions shall survive the expiration and/or termination of the applicable Agreements and/or of any purchase order or understanding concerning goods.


10.     DISPUTE RESOLUTION

10.1 Within thirty days of a written demand to meet to resolve such one or more disputes arising out of and/or relating to any Agreement and/or goods, senior management with the authority to negotiate and resolve the issues shall meet in Taiwan or in some other mutually agreeable location to discuss the issues, and, from time to time during the forty-five day period following such demand (or longer if agreeable to the Parties), such management will negotiate and attempt to resolve the issues as reasonably requested by any party involved.

10.2 Any such disputes relating to and/or arising out of any Agreement and/or goods which cannot be so resolved will be decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution. Such an arbitration may be commenced by USC and/or Buyer (i) after the expiration of the forty-five day period following the written demand to meet to resolve the dispute pursuant to Paragraph 10.1 above and/or (ii) at such earlier time as any Party involved repudiates and/or refuses to continue with its obligations to negotiate in good faith.



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10.3    The arbitration hearing will be before a panel of three neutral, independent arbitrators. The arbitration hearing will be conducted in Santa Clara County, California, USA, and will be in the English language (with translations and interpretations as reasonable for the presentation of evidence and/or conduct of the arbitration).

10.4 The arbitration will be conducted under the International Rules of the American Arbitration Association. Notwithstanding anything to the contrary:

        a)      the arbitrators will have no power to order discovery;

        b) the arbitrators will follow such procedures and enter such orders and conduct the hearing under conditions which ensure at least the same degree of confidentiality for each party as provided by USC's Standard Non-Disclosure, and which adequately protect the participants from disclosure of highly sensitive information to anyone other than the arbitrators and lawyers (or comparable legal representatives) and not to persons employed by one or more of the parties nor to competitors of them, and

        c) the arbitrators shall require pre-hearing exchange of documentary evidence to be relied upon by each of the respective parties in their respective cases in chief, and pre-hearing exchange of briefs, witness lists and summaries of expected testimony.

10.5 The arbitrators will make their decision in writing; and their decision will be binding upon the Parties and it may be entered by any court having jurisdiction.



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Buyer and USC by their authorized representatives, execute this contract effective this 19th day of January, 1999.



USC                                     BUYER



BY: /s/ Arthur Kur                      BY:  /s/ Peter Dakin
   ---------------------------------       -------------------------------------

PRINTED NAME:  Arthur Kur               PRINTED NAME:  Peter Dakin
             -----------------------                 ---------------------------

TITLE: Director of Customer Eng         TITLE: Vice President Manufacturing
       -----------------------------           Operations
                                               ---------------------------------



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                 USC WAFER FOUNDRY STANDARD TERMS AND CONDITIONS

1.      ACCEPTANCE OF TERMS

        United Semiconductor Corporation ("USC") and Buyer (I) accept these terms as part of their Foundry Agreement, if any, (collectively, these terms, Foundry Agreements, USC's written quotation (if any), and Wafer Foundry Procedures are referred to as "Agreements") and (ii) confirm acceptance by Buyers failure to return USC-made wafers/die ("goods") within five (5) days of delivery

2.      DELIVERY

2.1 Delivery will be made Free Carrier (Incoterms 1990), USC's plant, Science Based Industrial Park, Hsin Chu City, Taiwan to a carrier designated in writing by Buyer.

2.2 Title to the goods and the entire risk, will pass to Buyer upon delivery to carrier.

2.3 All stated or agreed shipping and delivery dates are based on receipt of fully approved mask sets and fully-completed purchase orders in the Hsin Chu Office of USC's fab where the wafers are to be processed. Unless Buyer's purchase order conspicuously states a different release date, all orders are for immediate release to production and shipment.

2.4 USC shall make reasonable efforts to achieve on-time delivery and linear shipments. Subject to this paragraph, 2.4 and USC's commitments for wafer starts pursuant to any applicable Foundry Agreement, USC SHALL NOT BE LIABLE FOR ANY DELAYS OR FAILURES TO MEET DATES. Notwithstanding the foregoing, in the event that Seller is more than 10 days late in meeting any applicable committed shipping date, Buyer shall have the right to cancel such shipment or to reduce the quantity of product originally committed to be delivered on the affected date.

3.      TERMS OF PAYMENT

3.1 Unless otherwise agreed, full payment shall be made in New Taiwan Dollars and/or U.S. Dollars (as stated in the invoice) within 45 days of delivery.

3.2 USC reserves the right to change credit terms at any time in its sole discretion.

3.3 Buyer will issue written purchase orders at least 60 days prior to requested wafer out day. Buyer guarantees prompt payment of all obligations accrued pursuant to purchase orders.

4.      PRICE, CYCLE TIMES, QUALIFICATION, PILOT RUNS, QTAP, PRODUCTION, ON-HOLD

        Unless otherwise agreed in writing, Wafer Price, Wafer Cycle Time, Qualification, Pilot runs, QTAP, Production runs and On Hold will be exclusively as stated in USC's Wafer Foundry Procedures and/or USC's written quotation for the goods involved.

5.      CONFIDENTIALITY AND NON-DISCLOSURE

        Unless otherwise agreed in writing, USC and Buyer agree to USC's Mutual Non-Disclosure Agreement, and the terms of that Non-Disclosure are expressly incorporated in and are part of these Wafer Foundry Standard Terms and Conditions.

6.      CHANGE NOTICES, ECN PROCEDURES, RELIABILITY & QUALITY

        Change Notices, ECN Procedures and Reliability and Quality shall be as stated in USC's Foundry Wafer Procedures, or in another writing signed by USC and Buyer.

7.      LIMITED WARRANTY

7.1 USC warrants goods delivered for Buyer after initial qualification shall be processed (i) using the masks (or duplicates of them) which were used for qualification, (ii) within the tolerances stated in USC's process specification for the goods involved, and (iii) in compliance with applicable mutually agreed Wafer Acceptance and/or yield criteria.

7.2 Goods or parts which have been subject to abuse, misuse, accident, alteration, neglect, or unauthorized repair or improper application are not covered by any warranty.

7.3 USC shall not be responsible for defects to the extent caused by assembly not performed by USC or by design or application, or by combination of goods with other components.

7.4 No warranty is made with respect to items used in devices intended for use in applications where failure to perform when properly used can reasonably be expected to result insignificant injury (including, without limitation, navigation, aviation or nuclear equipment, or for surgical implant or to support or sustain life) and Buyer agrees to indemnify, defend, and hold harmless USC from all claims, damages and liabilities arising from out of any such uses.

7.5 To the extent that any Goods supplied to Buyer under this Agreement fail to meet the applicable warranties and/or requirements for reasons for which USC is responsible, USC shall either (i) replace such goods not meeting the warranty with an equivalent number of replacements without charge, or (ii) refund the payments made to USC for such goods, all within sixty (60) calendar days of receipt by USC of written notice from buyer of such non-conforming goods. The parties will discuss in good faith which of these two remedies is the most appropriate, provided however that if they can not agree, USC shall have the option to choose in its sole discretion between the two remedies, and provided further that no refund and/or replacement shall be required unless the goods for which refund and/or replacement is sought are returned to USC pursuant to USC's return material authorization procedures.

7.6 This Section 7 is the only warranty by or on behalf of USC and may not be modified or amended except in writing signed by an authorized officer of USC and by Buyer. Buyer is not relying upon any warranty or representation except for those specifically stated here.

7.7 Buyer acknowledges and agrees that it is not relying on any statements, applications or circuits contained in USC's literature and to test all parts and application under extended field and laboratory conditions as appropriate. Notwithstanding any cross-reference or any statements of compatibility, functionality, interchangeability, and the like, USC-made wafers, embedded devices and processes may differ from similar goods and processes from other vendors in performance, function or operation, and in areas not contained in USC's written specifications, or as to ranges and conditions outside such specifications; and Buyer agrees that USC makes no warranties and is not responsible for such things.

7.8 EXCEPT AS PROVIDED ABOVE, USC MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, OR STATUTORY, AND EXPRESSLY INCLUDES AND DISCLAIMS ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION.

7.9 REGARDLESS OF CAUSE OR REASON FOR DAMAGE (WHETHER ACCIDENT, NEGLIGENCE, OR OTHERWISE) USC SHALL HAVE NO LIABILITY (DIRECT, CONSEQUENTIAL OR OTHER) FOR, IN CONNECTION WITH OR ARISING FROM PROPERTY FURNISHED FOR USE AT OR LEFT AT USC; and by delivering or entrusting property to USC, Buyer expressly confirms this limitation. Notwithstanding this limitation, USC will replace, or pay the retooling cost to replace, masks damaged or destroyed as a result of USC's negligence or carelessness.

8.      LIMITATION TO LIABILITY

8.1 Neither party will be liable for any loss, damage or penalty resulting from cause beyond its reasonable control, including but not limited to war, flood, fire, delay as to Goods caused by others, force majeure, act of God, or labor conditions; and in the event of such condition, the date (s) for USC's performance will be deemed extended for a period equal to any delay resulting therefrom.

8.2 USC'S LIABILITY ARISING OUT OF ANY QUOTATION, ANY AGREEMENT, ANY BREACH THEREOF, OR ANY GOODS OR SERVICES WILL BE LIMITED TO REFUND OF THE PURCHASE PRICE OR (WITH USC'S PRIOR CONSENT) REPAIR OR REPLACEMENT OF PURCHASED GOODS (RETURNED TO USC FREIGHT PREPAID); OR IN THE EVENT OF A FAILURE OR BREACH BY USC REGARDING DELIVERY, AN AMOUNT EQUAL TO THE TOTAL PURCHASE PRICE OF THE GOODS THAT HAVE NOT BEEN DELIVERED DUE TO SUCH FAILURE. ALL CLAIMS WILL BE SUBJECT TO THE TIME LIMITATIONS STATED IN USC'S RETURN POLICY AND PROCEDURE.

8.3 Buyer will not make any returns to USC without first obtaining a written Return Material Authorization (RMA) pursuant to USC's Foundry Procedures.

8.4 AS A SEPARATE LIMITATION, IN NO EVENT WILL USC BE LIABLE (i) FOR COST OF SUBSTITUTE GOODS, (ii) FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR (iii) FOR LOSS OF USE, OPPORTUNITY, MARKET POTENTIAL, GOODWILL AND/OR PROFIT ON ANY THEORY (CONTRACT, TORT, FROM THIRD PARTY CLAIMS OR OTHERWISE). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR OF ANY FAILURE OR INADEQUACY OF ANY REMEDY. THESE FOUNDRY TERMS AND CONDITIONS AND THE APPLICABLE FOUNDRY AGREEMENT STATE THE ONLY AND EXCLUSIVE REMEDY FOR ANY AND ALL, CLAIMS MADE AGAINST USC UNDER ANY AGREEMENT AND/OR WITH RESPECT TO WAFERS, SERVICES AND/OR GOODS.

8.5 No action or proceedings against USC, whether for breach, indemnification, contribution or otherwise, shall be commenced more than two years after delivery of the goods to the carrier, and no such claim maybe brought unless USC has first been given commercially reasonable notice, a full written explanation of all pertinent details (including copies of materials), and a good faith opportunity to resolve the matter.

8.6 BUYER EXPRESSLY AGREES TO THE LIMITATIONS OF SECTIONS 7, 8, 9, AND 10 AND TO THEIR REASONABLENESS.

8.7 The exclusions and limitations of Sections 7, 8, 9 and 10 will survive the termination of the applicable Agreements, and the exclusions and limitations of liability and of remedies shall apply notwithstanding any claim of a failure of any one or more remedies to accomplish their purpose. THE PARTIES EXPRESSLY AIVE AND RELINQUISH ANY CONTRARY RIGHTS WITH RESPECT TO THE SUBJECT MATTER OF SECTIONS 8 AND 10 UNDER ANY AGREEMENT, AND/OR APPLICABLE LAW, DECISION, AND/OR CUSTOM OR PRACTICE.

9.      INDEMNIFICATION AND COOPERATION

9.1 USC will, at its own expense, defend and/or settle all suit against Buyer to the extent the suits are based on any valid claim that any processes (as performed by USC with respect to goods shipped to Buyer by USC under these Agreement) infringe any valid, enforceable, unexpired R.O.C. and/or U. S., copyright, or trademark; provided, however, that Buyer (i) gives immediate written notice to USC, (ii) permits USC to defend, and (iii) gives USC all needed information, assistance, and authority.

9.2 However, USC will not responsible for infringements resulting from anything not manufactured entirely by USC, or from any combination with products, equipment or materials not furnished by USC, or for any such claim due in whole or in part to any act, omission, design and/or specification of Buyer.

9.3 THIS SECTION 9 STATES USC'S ENTIRE LIABILITY AND OBLIGATION WITH RESPECT TO INTELLECTUAL OR INDUSTRIAL PROPERTY INFRINGEMENT OR CLAIMS THEREFOR AND IS EXPRESSLY SUBJECT TO SECTION 10. Except as to claims USC agrees to defend, BUYER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS USC FROM ALL CLAIMS, COSTS, LOSSES, AND DAMAGES (INCLUDING ATTORNEY'S FEES AGAINST AND/OR ARISING OUT OF GOODS SOLD AND/OR SHIPPED HEREUNDER.

9.4 Without limiting nay other terms, Buyer guarantees that the development and production of wafers and goods by USC pursuant to Buyers specification and/or design will not infringe, misappropriate or violate any valid, enforceable unexpired copyright, trademark, patent, trade secret, mask work or other rights of third parties. In the event of any challenge or claim with respect to any such matter, (i) USC may in its sole option, immediately terminate and/or suspend any and/or all USC performance under this Agreement, and (ii) Buyer shall be fully and solely responsible, and will defend, indemnify and hold USC harmless from any and all damages, losses and costs(including USC's reasonable attorney's fees)

9.5 USC and Buyer will cooperate in connection with any issue raised with respect to intellectual property rights of third parties relating to goods and/or to services as stated in USC's Foundry Procedures.

10.     NO CONFIDENTIAL INFORMATION OR OWNERSHIP OF PROCESSES

10.1 USC shall have no obligation to hold any information in confidence except as stated in a separate non-disclosure agreement signed by the parties; provided however that USC will treat any and all masks and database provided by Buyer as confidential, and will not use such database or masks for any purpose other than to produce wafers for and/or on behalf of Buyer.

10.2 Regardless of anything to the contrary, all processes, recipes, and manufacturing, fabrication, assembly and testing techniques, and improvements relating thereto, provided and/or developed by or on behalf of USC shall be wholly owned by and the property of USC and USC shall not be required to treat such matters as confidential.

11.     TERMINATION & DISPUTE RESOLUTION

11.1 Cancellation and/or termination of the Agreements and/or any order for goods shall not be permitted except strictly pursuant and subject to USC's Foundry Procedures.

11.2 Buyer and USC shall cooperate and attempt in good faith to resolve any and all dispute arising out of and/or relating to any Agreement and/or goods as describe in USC's Foundry Procedures.

11.3 Any such dispute relating to and/or arising out of any Agreement and/or which can not be so resolved will be decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution. The specific procedures concerning such arbitrations shall be pursuant to the Rules for International Arbitrations under the American Arbitration Association, as described in more detail in USC's Foundry Procedures.

11.4 Notwithstanding anything to the contrary, any party may apply to any court of competent jurisdiction for interim injunctive relief with respect to irreparable harm which can not be avoided and/or compensated by such arbitration proceedings, without breach of this Section 11 and without any abridgment of the powers of the arbitrators.

12.     NO WARRANTY OR REPRESENTATION

        These terms and conditions (and the Agreements) are the entire agreement between USC and Buyer with respect to foundry, fabrication, semiconductors, wafers and Goods, there no other agreements concerning subject matter, and no addition, deletion or modification shall be binding on USC unless expressly agreed to in writing signed by an officer of USC.

13.     MISCELLANEOUS

13.1 All foundry arrangements involving USC and all performance and disputes arising out of and/or relating to such matters and/or any Goods involved will be governed by the laws of Taiwan, Republic of China, without reference to conflicts of laws principles, and this choice of law will not be subject to, affected or altered by any contrary provision, including without limitation, the U. N. Convention on Contracts for the International Sale of Goods.

13.2 The parties will comply with all applicable restrictions and requirements of applicable law, including without limitation those relating to labor, employment, environment and export control. Buyer agrees at its sole expense to comply with all applicable laws in connection with the purchase, use or sale of the Goods




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